Exhibit 99.1

November 8, 2023

Dear Fellow Shareholders:

As stated last quarter, we feel like we are bouncing along the bottom of a sales cycle. While we haven’t seen material signs of improvement yet, we also haven’t seen material signs that suggest further deterioration is on the horizon. We exceeded our guidance range for Q3 and are maintaining our 2023 full year guidance. We are pleased that in an extremely difficult year in the technology market, we expect to produce 30% Adjusted EBITDA margins. During the first nine months of the year, we have still generated healthy cash flow. Our balance sheet is strong, our cash collection metrics actually improved in the third quarter, and our allowances for bad debt have been generally stable for the first nine months of the year. We believe most of our competitors would happily trade places with us.

For Q3 2023:

•
GAAP revenue was approximately $57.1 million, a decrease of 26%. Net income was approximately $1.7 million, a decrease of 88%; Adjusted EBITDA1 decreased 46% to $17.4 million. Net income margin was 3%; Adjusted EBITDA Margin1 was 30%.
•
GAAP Gross Margin was 67%; Adjusted Gross Margin1 was 71%.
•
Cash flow from operations was $25.8 million; Free Cash Flow1 was $22.2 million.

Our philosophy is to use our leadership position and strong balance sheet during a downturn to prepare for a future recovery in demand through investments in the value we provide to our technology buyers and our product offerings for our customers. Our experience tells us that these investments will be rewarded when spending returns to more normalized levels.

One area where we believe we have been particularly successful is continuing to produce high quality content that meets the needs of the purchasers of technology. Our efforts have been rewarded by Google’s organic search algorithms. Organic traffic grew by over 20% in the quarter and, bear in mind, that is on top of 50% growth a year ago. The number of our articles that showed up as one of the top 3 results on Google was up 25% in the third quarter. Our focus on helping our visitors assess the latest technology trends in their businesses continues to pay off as we rank number one on over 1,000 AI related terms, including the top 1 or 2 ranking for the search term “generative AI.” More good news on this front; Google recently released a Core Update and a Helpful Content Update and we saw our rankings and traffic increase from both.

___________________

1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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Of course, our main focus is on improving our products so we are well positioned to serve our customers when increased demand returns. The first thing to report is that the Priority Engine release we did in July is being adopted by our customers in large numbers, and the number of customers that have connected their SalesForce (SFDC) instance to Priority Engine has grown as a result of our new SFDC Connector feature. One of the benefits customers get with this feature is the ability to better understand the impact of their Priority Engine usage on the opportunity pipeline. We have observed a noticeable correlation between Priority Engine usage and the uncovering of new pipelined opportunities, close rates, and deal sizes. We also released enhancements to the Priority Engine user experience that are driving significant increases in usage of key Priority Engine features including our new “Timeline” view of account activity over time.

Yesterday, we announced IntentMail AI, a new offering in our suite of Personalize Assist solutions, which utilize AI to automate sales and marketing follow up. IntentMail AI is currently being beta tested by approximately 500 sales reps at 35 clients and will be generally available to all Priority Engine customers later this quarter. This feature enables our customers to quickly generate effective messaging about the advantages of their solutions based on Priority Engine’s insights on the best possible entry point angle for an individual prospect based on what we know about their specific research interests. Sales reps are telling us that a task that took more than 10 minutes previously is now done in less than a minute. Here are some quotes from some of our beta users:

“I haven’t ever used a tool that can write emails for me and tell me exactly what a prospect is researching around.”

“Priority Engine is the most futuristic prospecting tool that I’ve ever seen!”

“Everyone’s trying to better their tools and become the best intent platform, but I think you guys nailed it with this, and it can only get better.”

We have significantly increased our R&D investments over the past two years. We have a robust roadmap of additional improvements that we expect to introduce in 2024. We are optimistic that we will be handsomely rewarded for these efforts when the technology market improves.

Balance Sheet and Liquidity

As of September 30, 2023, we had approximately $309.5 million in cash, cash equivalents, and short-term investments.

As of September 30, 2023, we had approximately $417 million aggregate principal of convertible senior notes outstanding, which are convertible into shares of our common stock contingent upon the satisfaction of certain conditions contained within the applicable indenture governing the notes. Our 2025 convertible senior notes ($3 million aggregate principal amount outstanding as of September 30, 2023) bear interest at a rate of 0.125% per annum, have regular semi-annually interest payments (June and December), and mature in December 2025. Our 2026 convertible senior notes ($414 million aggregate principal amount outstanding as of September 30, 2023) do not bear interest and mature in December 2026.

Repurchase Plan

In November 2022, we announced the adoption of a repurchase program (the “November 2022 Program”) that authorized the repurchase of up to $200 million of our outstanding common stock and convertible debt from time to time on the open market or in privately negotiated transactions with an expiration in November of 2024.

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During the quarter ended September 30, 2023, we repurchased approximately $48 million of aggregate principal of our 2025 Convertible Notes for approximately $43 million. As of September 30, 2023, we may still repurchase up to $92.9 million of our outstanding common stock and convertible debt under the November 2022 Repurchase Program.

Q4 2023 Guidance

For Q4 2023, we expect revenue to be between $55.0 million and $57.0 million. We expect Q4 2023 net income (loss) to be between $(0.5) million and $.2 million and Adjusted EBITDA1 to be between $15.5 million and $16.5 million.

Summary

This year has been hard, but we think our execution has been good and on a relative basis, we believe our results have been better than many of our competitors. We are optimistic that the investments we are making now will pay yield significant benefits in the future.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2023 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

___________________
1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

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Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (November 8, 2023). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the investor relations website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

•
United States (Toll Free): 1 833 470 1428
•
United States: 1 404 975 4839
•
Canada (Toll Free): 1 833 950 0062
•
Canada (Local): 1 226 828 7575
•
United Kingdom (Toll Free): +44 808 189 6484
•
United Kingdom: +44 20 8068 2558
•
Access code: 661276

Please access the call at least 10 minutes prior to the start time and ask to join the TechTarget call. For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning November 8, 2023 one (1) hour after the conference call through December 6, 2023. To listen to the replay:

•
United States (Toll Free): 1 866 813 9403
•
United States (Local): 1 929 458 6194
•
Canada: 1 226 828 7578
•
United Kingdom (Local): 0204 525 0658
•
Access Code: 397298

The webcast replay will also be available on https://investor.techtarget.com during the same period.

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Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Diluted Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of our 2025 convertible notes), gain on early extinguishment of debt, income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions, reduction in forces expenses, or gains on early extinguishment of debt, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments (including expenses related to the induced conversion of our 2025 convertible notes), impact of the fair value adjustment to contingent consideration and acquired unearned revenue and one-time charges or gains, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Diluted Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Longer-Term Contracts” means contracts in excess of 270 days.

“Longer-Term Revenue” means the amount of revenue subject to Longer-Term Contracts.

“Revenue from Our Legacy Global Customers” means GAAP revenue from this cohort of customers.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin, Adjusted Gross Margin, Adjusted Net Income, Adjusted Revenue and Adjusted Net Income Per Diluted Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items

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not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. We use revenue from our legacy global customers to monitor customer concentration trends within the Company, which we deem an important metric for evaluating revenue diversification. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

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Cautionary Note Regarding Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, third-party privacy initiatives, GDPR and other similar laws, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; our expectations regarding the timing of the rollout of new products or services we may offer; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve important risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the impact of the COVID-19 pandemic, or future health pandemics and any related economic downturns, on our business, operations, and the markets in which we and our customers operate; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy and artificial intelligence laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including instability in the regional banking sector, disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on our results and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	September 30, 2023	December 31, 2022
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$212,106	$344,523
Short-term investments	97,392	20,210
Accounts receivable, net of allowance for doubtful accounts of $5,333 and $4,494 respectively	43,342	60,359
Prepaid expenses and other current assets	5,583	5,745
Total current assets	358,423	430,837
Property and equipment, net	24,411	22,507
Goodwill	192,500	192,227
Intangible assets, net	89,415	95,517
Operating lease assets with right-of-use	18,015	20,039
Deferred tax assets	4,094	2,945
Other assets	742	645
Total assets	$687,600	$764,717
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,915	$3,298
Current operating lease liabilities	4,011	4,099
Accrued expenses and other current liabilities	6,886	10,935
Accrued compensation expenses	1,374	4,643
Income taxes payable	3,389	7,827
Contract liabilities	18,083	27,086
Total current liabilities	38,658	57,888
Non-current operating lease liabilities	17,602	20,371
Convertible senior notes	409,951	455,694
Deferred tax liabilities	12,381	13,290
Total liabilities	478,592	547,243
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 58,628,120 and 57,919,501 shares issued, respectively; 28,384,199 and 29,023,093 shares outstanding, respectively	59	58
Treasury stock, at cost; 30,243,921 and 28,896,408 shares, respectively	(329,077)	(278,876)
Additional paid-in capital	459,960	425,458
Accumulated other comprehensive loss	(8,367)	(9,537)
Retained earnings	86,433	80,371
Total stockholders’ equity	209,008	217,474
Total liabilities and stockholders’ equity	$687,600	$764,717

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TechTarget, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$57,128	$77,412	$172,671	$224,453
Cost of revenue(1)	18,250	19,118	54,006	56,715
Amortization of acquired technology	700	654	2,067	2,097
Gross profit	38,178	57,640	116,598	165,641
Operating expenses:
Selling and marketing(1)	23,944	25,982	73,615	75,035
Product development(1)	2,700	2,791	7,766	8,990
General and administrative(1)	7,383	8,520	23,007	24,051
Depreciation, excluding depreciation of $996, $704, $2,760 and $1,980, respectively, included in cost of revenue	2,180	1,847	6,275	5,279
Amortization	1,502	120	4,501	4,109
Total operating expenses	37,709	39,260	115,164	117,464
Operating income	469	18,380	1,434	48,177
Interest and other income (expense), net	2,791	(109)	8,463	(1,653)
Gain from early extinguishment of debt	5,033	-	5,033	-
Income before provision for income taxes	8,293	18,271	14,930	46,524
Provision for income taxes	6,551	3,430	8,868	12,104
Net income	$1,742	$14,841	$6,062	$34,420
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on investments (net of tax provision effect of $6, $(7), $(16) and $(66), respectively)	$21	$(24)	(58)	$(231)
Foreign currency translation gain (loss)	(2,459)	(6,456)	1,228	(16,188)
Other comprehensive income (loss)	(2,438)	(6,480)	1,170	(16,419)
Comprehensive income (loss)	$(696)	$8,361	$7,232	$18,001
Net income per common share:
Basic	$0.06	$0.50	$0.21	$1.16
Diluted	$0.06	$0.46	$0.21	$1.06
Weighted average common shares outstanding:
Basic	28,073	29,637	28,295	29,640
Diluted	28,206	33,934	28,484	34,226

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$877	$744	$2,529	$2,153
Selling and marketing	$7,064	$6,290	$22,445	$16,886
Product development	$419	$391	$1,308	$1,222
General and administrative	$3,166	$3,289	$10,204	$9,243

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TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Nine Months Ended
	September 30,
	2023	2022
	(Unaudited)
Operating activities:
Net income	$6,062	$34,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,035	7,259
Amortization	6,568	6,206
Provision for bad debt	2,003	1,886
Stock-based compensation	36,486	29,504
Amortization of debt issuance costs	1,850	1,873
Deferred tax benefit	(2,137)	(2,366)
Gain on early extinguishment of debt	(5,033)	—
Changes in operating assets and liabilities:
Accounts receivable	15,055	(12,688)
Operating lease assets with right of use	1,594	1,997
Prepaid expenses and other current assets	166	384
Other assets	(100)	226
Accounts payable	1,616	3,529
Income taxes payable	(4,336)	2,255
Accrued expenses and other current liabilities	(2,147)	2,167
Accrued compensation expenses	(1,380)	(2,893)
Operating lease liabilities with right of use	(2,435)	(2,386)
Contract liabilities	(9,067)	2,324
Other liabilities	—	(2,777)
Net cash provided by operating activities	53,800	70,920
Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(10,906)	(10,859)
Purchases of investments	(77,261)	(211)
Net cash used in investing activities	(88,167)	(11,070)
Financing activities:
Tax withholdings related to net share settlements	(4,551)	(4,382)
Purchase of treasury shares and related costs	(50,000)	(45,228)
Proceeds from stock option exercises	18	98
Issuance of common stock from ESPP	650	—
Payment for repurchase of convertible senior notes	(42,560)	—
Payment of earnout liabilities	(2,267)	(5,206)
Net cash used in financing activities	(98,710)	(54,718)
Effect of exchange rate changes on cash and cash equivalents	660	(2,486)
Net increase (decrease) in cash and cash equivalents	(132,417)	2,646
Cash and cash equivalents at beginning of period	344,523	361,623
Cash and cash equivalents at end of period	$212,106	$364,269
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$15,444	$12,255
Schedule of non-cash investing and financing activities:
Right of use assets and lease liabilities	$492	$726

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TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Revenues	$57,128	$77,412	$172,671	$224,453
Impact of fair value adjustment on acquired unearned revenue	—	—	—	1,676
Adjusted Revenue	$57,128	$77,412	$172,671	$226,129

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Gross Profit	$38,178	$57,640	$116,598	$165,641
Stock compensation	877	744	2,529	2,153
Depreciation and amortization	1,696	1,358	4,827	4,077
Impact of fair value adjustment of acquired unearned revenue	—	—	—	1,676
Adjusted Gross Profit	$40,751	$59,742	$123,954	$173,547
Gross Margin	67%	74%	68%	74%
Adjusted Gross Margin	71%	77%	72%	77%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net cash provided by operating activities	$25,826	$22,481	$53,800	$70,920
Purchases of property and equipment, and other capitalized assets, net	(3,615)	(3,696)	(10,906)	(10,859)
Free Cash Flow	$22,211	$18,785	$42,894	$60,061

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA and Net Income Margin to Adjusted EBITDA Margin

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net income	$1,742	$14,841	$6,062	$34,420
Interest expense (income), net	(2,936)	(717)	(8,535)	207
Provision for income taxes	6,551	3,430	8,868	12,104
Depreciation and amortization	5,377	3,325	15,603	13,465
EBITDA	10,734	20,879	21,998	60,196
Stock-based compensation expense	11,526	10,714	36,486	29,504
Gain on early extinguishment of debt	(5,033)	—	(5,033)	—
Other expense, net	146	826	72	1,445
Impact of fair value adjustment on acquired unearned revenue	—	—	—	1,676
Adjusted EBITDA	$17,373	$32,419	$53,523	$92,821
Net income margin	3%	19%	4%	15%
Adjusted EBITDA margin	30%	42%	31%	41%

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net income	$1,742	$14,841	$6,062	$34,420
Provision for income taxes	6,551	3,430	8,868	12,104
Net income before taxes	8,293	18,271	14,930	46,524
Amortization of intangible assets	2,202	774	6,568	6,206
Stock-based compensation expense	11,526	10,714	36,486	29,504
Gain from early extinguishment of debt	(5,033)	—	(5,033)	—
Foreign exchange loss, impairment and interest expense	794	1,496	2,093	3,448
Impact of fair value adjustment on acquired unearned revenue	—	-	-	1,676
Adjusted income tax provision (1)	(4,435)	(8,163)	(13,692)	(22,937)
Adjusted net income	$13,347	$23,092	$41,352	$64,421

Net income per diluted share(2)	$0.06	$0.46	$0.21	$1.06
Weighted average diluted shares outstanding	28,206	33,934	28,484	34,226

Adjusted net income per diluted share	$0.43	$0.68	$1.31	$1.88
Adjusted weighted average diluted shares outstanding (3)	31,398	33,934	31,675	34,226

(1)
Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)
For the three and nine months ended September 30, 2023, the interest expense and amortization of note costs relating to our convertible shares and the weighted average shares were excluded from the calculation as they would have been anti-dilutive. Additionally, Net income per diluted share includes add back of $0.6 million and $1.9 million in interest expense for the 2025 and 2026 notes for the three and nine months ended September 30, 2022 respectively.
(3)
Adjusted weighted average diluted shares outstanding for the three and nine months ended, September 30, 2023 includes 3.3 million shares and 3.4 million shares, respectively, related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond. Weighted average shares and Adjusted weighted average diluted shares outstanding for the three and nine months ended, September 30, 2022 includes 4.4 million shares and 4.6 million shares, respectively, related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond.

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TechTarget, Inc.

Financial Guidance for the Three Months Ended December 31, 2023

(in 000’s)

(Unaudited)

	Three Months Ended December 31, 2023
	Range
Revenue	$55,000	$57,000

Net income (loss)	$(500)	$200
Depreciation, amortization and stock-based compensation	16,700	16,700
Interest and other expense, net	(2,000)	(2,000)
Provision for income taxes	1,300	1,600
Adjusted EBITDA	$15,500	$16,500

TechTarget, Inc.

Financial Guidance for the Year Ended December 31, 2023

(in 000’s)

(Unaudited)

	Year Ended December 31, 2023
	Range
Revenue	$225,000	$230,000

Net income	$2,000	$6,300
Depreciation, amortization and stock-based compensation	69,000	69,000
Interest and other expense, net	(11,000)	(11,000)
Gain on early extinguishment of debt	(5,000)	(5,000)
Provision for income taxes	10,000	10,700
Adjusted EBITDA	$65,000	$70,000

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